UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CELLULAR BIOMEDICINE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-1032927
(State of incorporation or organization)	(I.R.S. employer identification no.)

530 University Avenue, #17
Palo Alto, California 94301
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, $0.001 par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. 

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Registration Statement on Form 8-A is being filed to register the common stock, par value $0.001 per share (the “Common Stock”), of Cellular Biomedicine Group, Inc. (the “Company”) under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with the listing of the Common Stock on the NASDAQ Stock Market LLC. The Common Stock had been registered under Section 12(g) of the Exchange Act.

Item 1.	Description of Registrant’s Securities to be Registered.

General

Our authorized capital stock consists of 300,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.001.

Common Stock

The board of directors of the Company (the “Board”) may from time to time declare, and the Company may pay, dividends (payable in cash, property or shares of the Company’s capital stock) on the Company’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Holders of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of Common Stock shall be entitled as a matter of right to subscribe for or purchase or receive any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now or hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors.

Pursuant to Delaware General Corporation Law § 281, in the event of dissolution of the Company, the holders of Common Stock are entitled to the remaining assets after payment of all liabilities of the Company.

Item 2.	Exhibits.

The following exhibits have been filed as exhibits to the Registration Statement and are incorporated by reference:

Exhibit No.	Description

3.1
Certificate of Conversion, dated January 17, 2013 and effective January 18, 2013 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2013).

3.2
Certificate of Incorporation for EastBridge Investment Group Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2013).

3.3
Bylaws for EastBridge Investment Group Corporation (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

CELLUALR BIOMEDICNE GROUP, INC.

Dated: June 13, 2014	By:	/s/ Bizuo (Tony) Liu
Bizuo (Tony) Liu
Chief Financial Officer